Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Inergy Holdings, L.P. Long Term Incentive Plan of our reports (a) dated December 8, 2005, with respect to the consolidated financial statements and schedule of Inergy Holdings, L.P. and Subsidiaries for the year ended September 30, 2005, included in its Annual Report (Form 10-K) and (b) dated December 8, 2005 with respect to the balance sheet of Inergy Holdings GP, LLC as of September 30 2005 included in Inergy Holdings, L.P.’s Current Report (Form 8-K) dated December 21, 2005, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Kansas City, Missouri

February 6, 2006